Exhibit 99.1

NEWS RELEASE

Contact: Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE ACQUIRES READY-MIXED CONCRETE ASSETS
AND AGGREGATE QUARRY IN THE GREATER DALLAS/FT.
WORTH, TEXAS MARKET WITH REVENUES OF
APPROXIMATELY $50 MILLION

HOUSTON, TEXAS – DECEMBER 5, 2005 – U.S. Concrete, Inc. (NASDAQ: RMIX) announced today that it has completed the acquisition of substantially all of the operating assets of Go-Crete and South Loop Development Corporation, which produce and deliver ready-mixed concrete from six plants and mine sand and gravel from a quarry in the greater Dallas/Ft. Worth, Texas market.  These companies produced approximately 800,000 cubic yards of ready-mixed concrete and 700,000 tons of aggregates, generating approximately $50 million in revenue, during the twelve months ended September 30, 2005.  The aggregate quarry, which is situated on 2,100 acres, is estimated to have 10 million tons of remaining aggregate reserves.  U.S. Concrete purchased the assets for $27.3 million in cash and assumed certain capital lease liabilities with a net present value of about $2.0 million.  The Company used cash on hand to make the purchase.

          “The acquired assets are an excellent fit with our existing plants and further expand our presence in the greater Dallas/Ft. Worth, Texas market,” stated Eugene P. Martineau, Chief Executive Officer of U.S. Concrete.  “This increased market density will allow us to service our growing customer base more efficiently.  In addition, the aggregate quarry represents our entry into the aggregate industry in north Texas, and we believe it provides an excellent complement to our existing ready-mixed concrete operations in that market.  We intend to continue to explore additional opportunities to integrate aggregate businesses into our existing concrete operations.”

          U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. The Company has 99 fixed and seven portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and two aggregate quarries (including those acquired though acquisition in 2005).  During 2004, these facilities produced approximately 6.2 million cubic yards of ready-mixed concrete, 5.3 million eight-inch equivalent block units and 1.8 million tons of aggregates.   For more information on U.S. Concrete visit www.us-concrete.com.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding the more efficient servicing of the Company’s customer base in its north Texas market and the intended exploration of additional opportunities to integrate aggregate businesses into the Company’s existing concrete operations.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2004  and the Company’s subsequent Quarterly Reports on Form 10-Q.

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